Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Quinlan, Vice President & CFO
Neogen Corporation, 517/372-9200

Neogen reports third quarter results

LANSING, Mich., March 26, 2019 — Neogen Corporation (NASDAQ: NEOG) announced today that its revenues for the third quarter of its 2019 fiscal year, which ended Feb. 28, were $97,700,000, up 3%, from the previous year’s third quarter revenues of $94,903,000. Current year-to-date revenues were $304,424,000, up 5% compared to $289,811,000 for the same period a year ago.

Third quarter net income was $13,073,000, compared to the prior year’s $16,586,000. Earnings per share in the current quarter were $0.25, compared to $0.32 a year ago. Last year’s third quarter included favorable tax adjustments totaling $2.9 million resulting from corporate tax reform enacted in December 2017. Current year-to-date net income was $44,361,000, or $0.85 per share, compared to $45,600,000, or $0.88 per share, for the same period a year ago.

“The quarterly results we are reporting today reflect a number of challenges in the quarter, including continued weakness in the global animal protein market and currency translation headwinds,” said John Adent, Neogen’s president and chief executive officer. “While the results were disappointing in our animal safety operations, we did have strong performances in a number of core food safety and genomic product lines. Going forward, we are continuing to execute the proven strategies that have enabled us to achieve our historical record of growth, while also implementing a number of programs to address weakness in some Animal Safety end markets.”

The third quarter was the 108th of the past 113 quarters that Neogen reported revenue increases as compared with the previous year — including all consecutive quarters in the past 13 years.

“International revenues and earnings continued to show good growth for the quarter. This was even despite a strong negative currency conversion,” said James Herbert, Neogen’s chairman. “For the quarter, international revenues are 9% higher than last year, and increased to 41.2% of overall revenues, compared to 39.1% in the prior year.”

Neogen’s gross margin was 45.7% of sales in the third quarter of the current year, compared to 47.0% in the same quarter of the prior fiscal year. The gross margin percentage decrease was primarily the result of mix shifts within both the Food Safety and Animal Safety segments towards products that have gross margins lower than the segment’s historical average, and adverse effects from the strengthening U.S. dollar. Expressed as a percentage of sales, operating income was 15.0% for the current quarter, compared to 16.8% in the third quarter of the 2018 fiscal year.

“If you compare the current quarter to the prior year’s third quarter in a neutral currency environment, we would have reported $2.5 million more in revenues in the current quarter. This negative currency translation effect is primarily due to weakening currencies against the dollar in Brazil and the United Kingdom. Year-to-date, comparative revenues were approximately $5.8 million less due to currency translations,” said Steve Quinlan, Neogen’s chief financial officer. “Our net income comparison to the prior year quarter was adversely affected by the prior year’s unusually low 4% effective tax rate, which was the result of corporate tax reform in that period. The current quarter’s effective tax rate of 21% is representative of the ‘new normal’.”

Revenues for the company’s Food Safety segment increased 8% during the third quarter compared to the prior year quarter. Sales of Neogen’s rapid diagnostics to detect natural toxins increased 17% in the current quarter, including a 35% increase in sales to detect the mycotoxin deoxynivalenol (DON) in grain. The improvement in sales of DON test kits was boosted by the increasing adoption of Neogen’s new Raptor® testing platform, which automatically analyzes up to three samples independently and simultaneously. A 26% increase in sales of the company’s rapid tests for histamine also contributed to the increase in sales of natural toxin tests for the quarter. Histamine is a spoilage toxin produced when certain species of fish, especially tuna, are improperly stored following harvest.

Compared to the prior year quarter, sales of Neogen’s foodborne pathogen detection tests increased 16% — including a 45% increase in sales of tests to detect Listeria. This growth was largely the result of a nearly five-fold increase in sales of the company’s innovative Listeria Right Now™ test system, which detects Listeria in environmental samples in under 60 minutes — without the need to enrich samples.

Sales of the company’s general sanitation products, including its AccuPoint® Advanced product line, increased 11% in the third quarter of the 2019 fiscal year, compared to prior year. Sales of its rapid diagnostics to detect food allergens, including gluten, milk, soy and peanuts, increased 7% in the current quarter.

Despite the adverse currency translations in the current quarter, Neogen’s European operations revenues rose 11%, aided by growth in genomics services and stronger sales of DON test kits. Revenues from the company’s food safety operations in Brazil rose 40%, and its Mexico-based operations grew 19%. Neogen India’s sales increased 94%, albeit from a small base, and Neogen China’s revenues increased 9%, each on increases across their product offerings. Revenues from Neogen Australasia, which Neogen acquired in September 2017, more than doubled in the current quarter compared to the prior year.

Neogen’s Animal Safety segment reported a 2% revenue decrease for the third quarter, largely the result of lower sales of products to distributor partners into the animal protein market, including rodent and insect control products. End markets have been affected by difficult economic conditions in the production animal markets, exacerbated by tariff disputes between the U.S. and China. However, sales of the company’s detectable needles rose 17% while cleaners and disinfectants increased 18% and vaccines rose 13%.

Neogen’s worldwide animal genomics business recorded an increase of 15% in the third quarter of fiscal 2019 compared to the prior year. This broad-based increase was aided in part by strong revenue increases from its genomics laboratories in Scotland, Australia, and Brazil, and included revenue increases from genomic testing of beef and dairy cattle, swine, poultry, and companion animals around the world.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in worldwide biosecurity products, animal genomics testing, and the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals and veterinary instruments.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Feb. 28		Nine months ended Feb. 28
	2019	2018	2019	2018
Revenue
Food Safety	$51,113	$47,313	$157,046	$142,810
Animal Safety	46,587	47,590	147,378	147,001

Total revenue	97,700	94,903	304,424	289,811
Cost of sales	53,072	50,302	163,034	152,037

Gross margin	44,628	44,601	141,390	137,774
Operating expenses
Sales & marketing	16,722	16,572	52,454	49,442
Administrative	10,018	9,280	30,337	29,096
Research & development	3,249	2,836	9,235	8,901

Total operating expenses	29,989	28,688	92,026	87,439

Operating income	14,639	15,913	49,364	50,335
Other income	1,984	1,368	4,097	3,235

Income before tax	16,623	17,281	53,461	53,570
Income tax	3,550	700	9,100	7,900

Net income	$13,073	$16,581	$44,361	$45,670
Net (income) attributable to non-controlling interest	0	5	0	(70)

Net income attributable to Neogen Corp	$13,073	$16,586	$44,361	$45,600
Net income attributable to Neogen Corp per diluted share	$0.25	$0.32	$0.85	$0.88

Other information:
Shares to calculate per share	52,472	52,237	52,448	52,014
Depreciation & amortization	$4,431	$4,414	$13,028	$12,682
Interest income	1,335	524	3,290	1,322
Gross margin (% of sales)	45.7%	47.0%	46.4%	47.5%
Operating income (% of sales)	15.0%	16.8%	16.2%	17.4%
Revenue increase vs. FY 2018	2.9%		5.0%
Net income vs. FY 2018	-21.2%		-2.7%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA (In thousands)
	Feb. 28 2019	May 31 2018
Assets
Current assets
Cash & investments	$246,680	$210,810
Accounts receivable	80,011	79,086
Inventory	84,870	76,005
Other current assets	11,041	9,888

Total current assets	422,602	375,789
Property & equipment, net	76,453	73,069
Goodwill & other assets	173,530	169,151

Total assets	$672,585	$618,009

Liabilities & Equity
Current liabilities	$34,268	$38,688
Non-current liabilities	18,401	19,146
Equity: Shares outstanding 52,120 in Feb. & 51,736 in May	619,916	560,175

Total liabilities & equity	$672,585	$618,009

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